UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 20, 2005

Fair Isaac Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-16439	94-1499887
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota		55402-3232
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	612-758-5200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

CEO Bonus Award for Fiscal 2005

In conjunction with the terms of the Employment Agreement dated January 30, 2004, by and between Fair Isaac Corporation (the "Company") and Thomas G. Grudnowski, the Company’s Chief Executive Officer, Mr. Grudnowski is eligible to receive an annual bonus ranging from $0 to two times his base salary for the applicable fiscal year based upon the achievement of certain strategic, business and financial objectives determined by the Compensation Committee of the Company’s Board of Directors (the "Compensation Committee") in consultation with Mr. Grudnowski. On December 20, 2005, the Compensation Committee awarded Mr. Grudnowski an annual bonus of $850,000 for fiscal 2005. The Compensation Committee based this bonus award on the Company’s strong financial performance, including net income, earnings per share ("EPS") and revenue components over fiscal 2004, and Mr. Grudnowski’s achievement of established strategic goals, including the expansion of the organization’s executive leadership and the development of growth opportunities in new vertical markets.

CEO Performance Objectives for Fiscal 2006 Bonus Determination

On December 20, 2005, the Compensation Committee established a set of performance objectives pursuant to which Mr. Grudnowski’s annual bonus for fiscal 2006 will be determined. These objectives are weighted with approximately eighty percent of Mr. Grudnowki’s performance assessment to be based on the achievement of financial performance objectives, including revenue, net income and EPS components over fiscal 2005, and the remaining twenty percent to be based on the achievement of non-financial goals, including expansion of the organization’s leadership capacity, evaluation and pursuit of growth opportunities through new vertical markets and strategic acquisitions, and expansion of existing customer relationships.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fair Isaac Corporation

December 23, 2005	By:	Andrea M. Fike

Name: Andrea M. Fike
Title: Vice President and General Counsel